Exhibit 5





                                 March 31, 1999




Western Resources, Inc.
818 Kansas Avenue
Topeka, Kansas  66612

Dear Sirs:

     As Vice President, Law of Western Resources, Inc. (the "Company"), and in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about March 31, 1999 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $2,000,000 of Restricted Share Units to be granted under the Western Resources, Inc. 1996 Long Term Incentive and Share Award Plan (the "Plan") which represent unsecured obligations of the Company to pay deferred compensation in the future in the form of shares of Common Stock of the Company. In such capacity, I have examined the Restated Articles of Incorporation and By-Laws of the Company, the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of my opinion expressed herein.

     Based upon the foregoing, I advise you that, in my opinion, when issued in accordance with the provisions of the Plan, the Restricted Share Units will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

     I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement constituting a part thereof.

                                           Very truly yours,


                                           /s/ Richard D. Terrill
                                           ------------------------------
                                           Richard D. Terrill